Exhibit 99.2

KITO CROSBY LIMITED and subsidiaries

Condensed Consolidated Financial Statements as of March 31, 2025 and December 31, 2024 and the Three Months Ended March 31, 2025 and 2024 (Unaudited)

KITO CROSBY LIMITED and subsidiaries

KITO CROSBY LIMITED and subsidiaries
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, except share amounts)

	March 31, 2025	December 31, 2024
		(Audited)
ASSETS
Current assets
Cash and cash equivalents	$162.9	$178.5
Accounts receivable, net (allowance for credit losses $2.1 at March 31, 2025 and December 31, 2024)	197.0	192.9
Inventories	329.7	322.6
Prepaid expenses and other current assets	17.0	11.8
Income taxes receivable	10.5	4.0
Total current assets	717.1	709.8

Non-current assets
Property, plant and equipment, net	277.0	276.0
Goodwill, net	148.7	140.4
Other intangible assets, net	228.9	230.4
Other non-current assets	65.1	64.0
Total Assets	$1,436.8	$1,420.6

LIABILITIES AND EQUITY

Current liabilities
Accounts payable	$99.4	$104.6
Accrued expenses and other current liabilities	102.3	107.5
Current portion of long-term debt	10.0	10.0
Income taxes payable	-	8.4
Total current liabilities	211.7	230.5

Non-current liabilities
Long-term debt	963.4	965.1
Retirement benefit obligations	25.1	27.2
Deferred income tax liabilities, net	61.8	57.6
Other non-current liabilities	49.1	45.8
Total liabilities	1,311.1	1,326.2
Commitments and contingencies (Note 5)

EQUITY

Common stock, $0.01 par value per share; 162,665,281 shares authorized; and 155,354,063 shares issued; 152,782,591 shares outstanding at March 31, 2025 and December 31, 2024, respectively	1.7	1.7
Deferred shares, $0.01 par value per share; 13,364,304,405 shares authorized and issued at March 31, 2025 and December 31, 2024	133.6	133.6
Additional paid-in capital	734.6	734.6
Accumulated deficit	(662.6)	(675.8)
Noncontrolling interest	11.5	11.3
Accumulated other comprehensive loss	(80.8)	(98.7)
Treasury stock, at cost (2,571,472 shares at March 31, 2025 and December 31, 2024)	(12.3)	(12.3)
Total equity	125.7	94.4

Total liabilities and equity	$1,436.8	$1,420.6

The accompanying notes are an integral part of these condensed consolidated financial statements.

KITO CROSBY LIMITED and subsidiaries
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions)

	Three Months Ended March 31,
	2025	2024

Net sales	$273.5	$291.3
Cost of sales	167.5	180.4
Gross profit	106.0	110.9

Selling, distribution and administrative expenses	63.8	61.5
Amortization of intangible assets	4.7	4.8
Operating income	37.5	44.6

Interest expense, net	17.8	27.4
Unrealized loss (gain) on derivative	0.3	(4.2)
Realized gain on derivative	(0.3)	(1.5)
Other expense	(0.1)	-
Deferred financing cost expense upon payoff	-	25.9
Income (loss) before income taxes	19.8	(3.0)
Income tax expense	6.6	(1.8)
Net income (loss)	13.2	(1.2)

Net income attributable to noncontrolling interest	0.2	0.4
Net income (loss) loss attributable to shareholders	13.0	(1.6)

Other comprehensive income (loss), net of tax:
Foreign currency translation gain (loss)	17.9	(5.6)
Other comprehensive income loss, net of tax	17.9	(5.6)
Total comprehensive income loss	$31.1	$(6.8)

The accompanying notes are an integral part of these condensed consolidated financial statements.

KITO CROSBY LIMITED and subsidiaries
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended March 31,
	2025	2024

Cash flows from operating activities
Net income (loss)	$13.2	$(1.2)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation of property, plant and equipment	12.1	12.3
Amortization of intangible assets and debt issuance cost	5.5	6.0
Deferred financing cost expensed upon payoff	-	25.9
Deferred income taxes	4.2	(7.4)
Inventory obsolescence reserve	4.5	(0.4)
	-	-
Changes in operating assets and liabilities net of assets acquired and liabilities assumed:
Accounts receivable	(4.1)	(26.4)
Inventories	(11.6)	17.8
Prepaid expenses	(5.8)	7.5
Accounts payable	(6.0)	5.8
Accrued expenses and other liabilities	(2.3)	(15.7)
Income taxes	(14.2)	(5.8)
Retirement benefit obligations	(2.3)	(1.3)
Foreign currency effects and other	0.3	(3.6)
Net cash provided by (used in) operating activates	(6.5)	13.5

Cash flows from investing activities
Purchase of property, plant and equipment	(9.7)	(3.8)
Net cash used in investing activities	(9.7)	(3.8)

Cash flows from financing activities
Proceeds from long-term borrowings	-	1,000.0
Payments on long-term borrowings	(2.5)	(988.1)
Payment of debt issuance costs	-	(16.8)
Repurchase of treasury stock	-	(0.3)
Net cash used in financing activities	(2.5)	(5.2)

Effect of changes in foreign exchange rates on cash	3.1	(4.9)

Net decrease in cash and cash equivalents	(15.6)	(0.4)
Cash and cash equivalents - beginning of period	178.5	209.3
Cash and cash equivalents - end of period	$162.9	$208.9

Supplemental cash flow information
Cash interest paid	$18.8	$24.5
Cash taxes paid	$5.2	$4.3
Purchases of property, plant and equipment accrued in accounts payable	$0.7	$1.6

The accompanying notes are an integral part of these condensed consolidated financial statements.

KITO CROSBY LIMITED and subsidiaries
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(in millions)

	Common Shares		Deferred Shares						Treasury Share
	$0.01 Per Share		$0.01 Per Share					Other	$0.01 Per Share
	Shares	Amount	Shares	Amount	Paid-in Capital	Noncontrolling Interest	Accumulated Deficit	Comprehensive Loss	Shares	Amount	Total Equity

December 31, 2023	$154.3	$1.7	$13,364.3	$133.6	$726.4	$10.2	$(693.2)	$(60.0)	$2.4	$(10.9)	$107.8
Repurchase of treasury stock	-	-	-	-	-	-	-	-	-	(0.3)	(0.3)
Net Income / (Loss)	-	-	-	-	-	0.4	(1.6)	-	-	-	(1.2)
Other comprehensive income / (loss)	-	-	-	-	-	-	-	(5.6)	-	-	(5.6)
Issuance of common stock	--	-	-	-	-	-	-	-	-	-	-
March 31, 2024	$154.3	$1.7	$13,364.3	$133.6	$726.4	$10.6	$(694.8)	$(65.6)	$2.4	$(11.2)	$100.7

December 31, 2024	155.2	$1.7	13,364.3	$133.6	$734.6	$11.3	$(675.8)	$(98.7)	2.6	$(12.3)	$94.4
Repurchase of treasury stock	-	-	-	-	-	-	-	-	-	-	-
Net Income / (Loss)	-	-	-	-	-	0.2	13.0	-	-	-	13.2
Other comprehensive income / (loss)	-	-	-	-	-	-	-	17.9	-	-	17.9
Issuance of common stock	-	-	-	-	-	-	-	-	-	-	-
March 31, 2025	$155.2	$1.7	$13,364.3	$133.6	$734.6	$11.5	$(662.8)	$(80.8)	$2.6	$(12.3)	$125.5

The accompanying notes are an integral part of these condensed consolidated financial statements.

KITO CROSBY LIMITED and subsidiaries

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.	BUSINESS AND ORGANIZATION

Background —Crosby Worldwide Limited now Kito Crosby Limited (the “Company”) was formed as a limited company incorporated in the United Kingdom on October 4, 2013, by investment funds affiliated with and managed by Kohlberg Kravis Roberts & Co. L.P. (“KKR”) as a holding company with no operations.

Since its inception, the Company has significantly expanded its global operations through a series of strategic acquisitions, enhancing its portfolio of innovative solutions for lifting, rigging, and material handling. Innovative solutions and technologies have been introduced through acquisitions such as Gunnebo Industries and Verton Technologies, bringing advanced products like blocks, sheaves, and disruptive load orientation technology that enhance safety and efficiency in lifting operations. The Company has also expanded into niche markets with the acquisition of BlokCorp and Airpes, providing innovative camera systems for cranes and specialized lifting solutions for the wind energy sector. Recent acquisitions, including Kito Corporation and Eepos Gmbh, have further solidified the Company’s market position, enabling it to offer a comprehensive range of products and services globally.

The current operations are done under brands such as Kito, Crosby, Harrington, Gunnebo, and Peerless, serving a wide array of end markets including oil & gas, industrial, construction, infrastructure, and mining. The Company’s geographical reach spans North America, Europe, the Middle East, Asia, and Latin America.

This quarterly report has been abbreviated and should be read in conjunction with the financial statements and the notes thereto included in the Company’s latest audited financial statements.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation — The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”).

Principles of Consolidation — The accompanying consolidated financial statements include the accounts of Kito Crosby Limited and its wholly-owned subsidiaries.  All intercompany accounts and transactions have been eliminated in consolidation. Further, any ownership not attributable to the Company and related earnings are shown as noncontrolling interest in the statements of operations and statements of equity.

Use of Estimates — The preparation of financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting periods.  Actual results could differ from those estimates.

Dollar Amounts — All dollar amounts (except share and per share amounts) presented in the tabulations within the notes to our consolidated financial statements are stated in millions of US dollars, unless otherwise noted.

Foreign Currency — The Company’s functional and reporting currency is the US Dollar (“USD”) for all periods presented. However, some of the subsidiaries of the Company have a functional currency other than USD.

Foreign-currency Transaction Gains and Losses — Monetary assets and liabilities denominated in currencies other than functional currencies are measured at the balance sheet date, while transactions in foreign currencies are measured at the rates on the transaction dates. The resulting foreign-currency transaction gains and losses are recorded in the consolidated statements of operations as a component of cost of sales.

Foreign-currency Translation Gains and Losses — Financial statements of entities within the reporting group that have a functional currency other than USD are translated into USD as follows: assets and liabilities are translated using the exchange rate at the balance sheet date and the results of operations using the average exchange rate during the period. The resulting translation adjustments are reflected as a separate component of other comprehensive income (loss).

Revenue Recognition — The Company recognizes revenue under ASC 606, Revenue from Contracts with Customers. The Company accounts for a contract with a customer when it has a legally enforceable contract with the customer, the arrangement identifies the rights of the parties, the contract has commercial substance, and the Company determines it is probable that it will collect substantially all of the consideration it is entitled to. Revenue is recognized when control of promised goods or services is transferred to the customer in an amount reflecting the consideration the Company expects to receive in exchange for those goods or services.

The Company generates the majority of its revenue from the sale of standard products. Revenue is recognized at the point in time that control transfers to the customer, which occurs upon shipment or delivery, depending on the contract terms and legal requirements. Payment terms generally require payment within 30 to 60 days. Each standard product is deemed to be a single performance obligation, and the amount of revenue recognized is based on the negotiated price. The transaction price generally consists of fixed consideration based on the fixed price stated in the contract. Sales incentives, such as volume-based discounts and rebates for priority customers, are accounted for as variable consideration included in the transaction price. Accordingly, the Company reduces revenue for these incentives in the period in which the sale occurs, using the most likely amount method for estimating the consideration expected to be received.

For contracts that may contain multiple performance obligations, the Company accounts for individual products and services as separate performance obligations if they are distinct, which is if (i) a product or service is separately identifiable from other items in the arrangement and (ii) the customer can benefit from the product or service on its own or with other readily available resources. The transaction price is allocated to the separate performance obligations on a relative standalone selling price basis. The Company determines standalone selling prices based on observable prices of products or services sold separately in comparable circumstances to similar customers.

Cost of Sales — Cost of sales reflects the costs of manufacturing and shipping the Company’s products, such as raw materials, energy, labor, depreciation and repair costs of property, plant and equipment employed in manufacturing and other production costs.

Warranty Costs — Estimated costs related to products warranty are accrued using a specific identification basis. Estimated costs are based on past warranty claims, sales history, and the remaining warranty periods.

Shipping and Handling Costs — Amounts billed to customers in sale transactions related to shipping and handling costs are recorded as revenue as shipping activity is considered a fulfillment activity (no separate obligation).  Shipping and handling costs incurred are included in cost of sales in the accompanying consolidated statement of operations.

Selling, Distribution and Administrative Expense — Selling, distribution, and administrative expense is primarily comprised of selling expenses, marketing expenses, research and development costs, administrative and other indirect overhead costs and depreciation expense on non-manufacturing assets and other miscellaneous operating items.

Advertising Costs — Advertising costs are immaterial and are expensed as incurred and included in selling and marketing expense.

Cash and Cash Equivalents — Cash and cash equivalents are defined as short-term highly liquid investments with original maturities of 90 days or less.

Accounts Receivable, Net — Accounts receivable are reported in the balance sheet net of allowance for credit losses. The Company evaluates the collectability of accounts receivable based on a combination of factors, including circumstances that indicate a specific customer’s inability to meet its financial obligations, historical collection experience, and an evaluation of expected risk of credit loss based on current conditions and reasonable and supportable forecasts of future economic conditions over the life of the receivable. The Company pools its Accounts receivable based on similar risk characteristics in estimating its expected credit losses. In situations where a receivable does not share the same risk characteristics with others, the Company measures it individually. The Company also continuously evaluates such pooling decisions and adjusts as needed from period to period as risk characteristics change.

In line with ASU No. 2016-13, the Company has adopted the Current Expected Credit Losses (CECL), Credit losses are recorded in Selling, distribution and administrative expenses in the accompanying consolidated statements of operations.  The Company’s allowance for current expected credit loss activity has historically not been significant. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.  Expected recoveries of amounts previously written off, not to exceed the aggregate of the amount previously written off, are included in determining the necessary reserve at the balance sheet date.

Inventories — Inventories are stated at the lower of cost or net realizable value.  The principal components of cost included in inventories are materials, direct labor and manufacturing overhead.  Inventory at certain of the Company’s U.S. locations is accounted for using the “last-in, first-out” (“LIFO”) method.  For all other locations, the “first‑in, first-out” (“FIFO”) method was used.

The Company performs periodic assessments to determine the existence of obsolete, slow-moving and damaged inventory and records necessary provisions to reduce such inventory to the lower of cost or net realizable value.

Property, Plant and Equipment — Property, plant and equipment are carried at cost less accumulated depreciation and historical impairment. Upon purchase or construction of an asset in the normal course of business the Company capitalizes all costs necessary to make the asset ready for its intended use.

Property, plant and equipment is depreciated over its estimated useful life using the straight-line method. Useful lives for property, plant and equipment by major asset class were as follows:

Asset Class	Useful Life
Machinery and equipment	3 to 20 years
Buildings	30 to 50 years

Expenditures for maintenance and repairs are charged to operating expense as incurred.  The costs of major renewals and improvements that extend the life or operating efficiency of the asset are capitalized.  At the time property, plant and equipment is retired or otherwise disposed, the cost and associated reserves for accumulated depreciation are removed from the accounts and the gain or loss on disposal is recognized in the period incurred.

Long-Lived Assets — Long-lived assets, such as property, plant, and equipment and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  If circumstances require a long-lived asset be tested for possible impairment, the Company first compares the undiscounted cash flows expected to be generated by an asset group to the carrying value of the asset.  If the carrying value of the long-lived asset is not recoverable on an undiscounted cash flow basis, impairment is recognized to the extent that the carrying value exceeds its fair value.  Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary.  These determinations of fair value are primarily based upon internally developed cash flow models and would generally be classified as Level 3 inputs in the valuation hierarchy.  The Company groups long-lived assets by asset group for purposes of recognition and measurement of an impairment loss as this is the lowest level for which cash flows are independent.

As of March 31, 2025, and December 31, 2024, there were no circumstances that indicate that the carrying amount of such long-lived assets may not be recoverable. Accordingly, no impairment losses have been recognized.

Leases — The Company’s leases are classified as operating leases and consist of manufacturing facilities, sales offices, distribution centers, warehouses, vehicles, and equipment. For leases with terms greater than twelve months, at lease commencement, the Company recognizes a ROU asset and a lease liability. The initial lease liability is recognized at the present value of remaining lease payments over the lease term. Leases with an initial term of twelve months or less are not recorded on the Company’s Consolidated Balance Sheet. The Company recognizes lease expense for operating leases on a straight-line basis over the lease term. Additionally, because the Company has elected to not separate lease and non-lease components, variable costs also include payments to the landlord for common area maintenance, real estate taxes, insurance, and other operating expenses.

Goodwill and Intangible Assets— In connection with past acquisitions, a significant amount of the purchase price was allocated to goodwill, tradenames, patents and customer relations. Goodwill consists of the excess of the purchase price over the fair value of tangible and identifiable intangible net assets acquired.

Goodwill and other indefinite-lived intangible assets

Goodwill and other indefinite-lived intangible assets (i.e. tradenames) are tested annually for impairment on December 31st of each year, or more frequently when events or changes in circumstances or other conditions suggest impairment may have occurred. Impairment exists when the asset carrying values exceed their respective fair values. The excess is recorded to operations as an impairment charge.

The Company tests the tradenames for potential impairment using an income approach and relief from royalty method, which requires the use of significant unobservable inputs, including assumptions of future revenues. In testing for goodwill impairment, the Company uses an income and market approach. For purposes of the income approach, fair value is determined based on the present value of estimated future cash flows, discounted at an appropriate risk-adjusted rate. Internal forecasts are used to estimate future cash flows and include an estimate of long-term future growth rates based on the most recent views of the long-term outlook for the company. The company also uses the market approach as an additional element of its entity valuation. This technique utilizes comparative market multiples in the valuation estimate. The estimated fair value of the company from each approach often results in a premium over its market capitalization, commonly referred to as a control premium. Assessing the acceptable control premium percentage requires judgment and is impacted by external factors such as observed control premiums from comparable transactions derived from the prices paid on recent publicly disclosed acquisitions in the industry.

Estimating the fair value of the Company requires the use of estimates and significant judgments that are based on a number of factors including current and historical actual operating results, balance sheet carrying values, most recent forecasts, and other relevant quantitative and qualitative information.  These estimates are primarily based upon internally developed cash flow models and would generally be classified as Level 3 inputs in the valuation hierarchy.  If current or expected conditions deteriorate, it is reasonably possible that the judgments and estimates described above could change in future periods and result in impairment charges. The Company recognizes an impairment charge to operations in the amount that the reporting unit’s carrying value exceeds its fair value. Any impairment charge recognized cannot exceed the total amount of goodwill allocated to the reporting unit.

As of March 31, 2025, and December 31, 2024, there were no circumstances that indicate that the carrying amount of such goodwill and other indefinite-lived intangible assets may not be recoverable. Accordingly, no impairment losses have been recognized.

Definite-lived intangible assets

Acquired customer-relationship and patents intangible assets were measured at fair value at the date of acquisition using the multi-period excess earnings method under the income approach and are being amortized based on the estimated pattern in which the economic benefits are expected to be consumed in a straight-line basis over the useful lives from 7 to 12 years. Amortization expense in any given year is based on a rate that discounted net future cash flows arising from these customer relationships for that year bear to total discounted net cash flows these relationships are expected to generate.  Because a level of customer attrition is assumed to occur, the application of this amortization method results in a declining cost base and associated amortization expense over the expected economic life of these assets.

As of March 31, 2025, and December 31, 2024, there were no circumstances that indicate that the carrying amount of such definite-lived intangible assets may not be recoverable. Accordingly, no impairment losses have been recognized.

Environmental and Legal Contingencies — Liabilities for environmental remediation costs and other contingent liabilities are initially recognized on an undiscounted basis when the Company’s loss with respect to a particular environmental or other matter is both probable of being incurred and reasonably estimable and are included in the accompanying consolidated balance sheets in accrued expenses and other current liabilities and in other non-current liabilities. Subsequent adjustments to initial liability estimates are recorded as necessary based upon additional information developed in subsequent periods. These estimates are primarily based upon internally developed cash flow models and would generally be classified as Level 3 inputs in the valuation hierarchy.  The charges associated with environmental and legal contingencies, net of recognized cost recoveries, are reflected in the statements of operations as a component of administrative expenses.

Environmental Obligations — As sites of environmental concern are identified, the Company assesses the existing conditions, claims and assertions, and records an estimated undiscounted liability when environmental assessments and/or remedial efforts are probable, and the associated costs can be reasonably estimated.  Estimates of environmental liabilities, which reflect the cost of investigation and remediation, are based on a variety of matters, including, but not limited to, the stage of investigation, the stage of the remedial design, evaluation of existing remediation technologies, and presently enacted laws and regulations.  In future periods, a number of factors could significantly change the Company’s estimate of environmental remediation costs, such as changes in laws and regulations, or changes in their interpretation or administration, revisions to the remedial design, unanticipated construction problems, identification of additional areas or volumes of contaminated soil and groundwater, and changes in costs of labor, equipment and technology.

Personal Injury Claims and Other Legal Contingencies — From time to time, the Company, along with numerous other unrelated third parties, may be named as a defendant in personal injury lawsuits, allegedly arising from the use of products produced by the Company’s subsidiaries.  Certain of these claims are based on alleged exposure to asbestos-containing materials.  The associated liability for pending and probable future claims and future defense costs is estimated based on historical and expected claim experience, considering factors such as the number of claims filed, average indemnification per claim, average claim dismissal rate, and average defense cost per claim.

Cost Recoveries — To the extent costs associated with environmental investigation and remediation activities or personal injury claims have been incurred and are recoverable under insurance policies or cost-sharing arrangements and such recoveries are deemed probable, the Company recognizes a receivable on an undiscounted basis.  Receivables are reflected in the accompanying consolidated balance sheets in accounts receivable and in other non-current assets, depending on the estimated timing of recovery.

Retirement Plans — The Company sponsors a number of defined contribution and defined benefit retirement plans.

Defined Contribution Plans — Contributions payable to defined contribution plans are charged to expense as the contributions are earned by employees.

Defined Benefit Plans — All of the Company’s pension plans are closed to new entrants for participation and are frozen, meaning that plan participants no longer accrue benefits, with the exception of the local statutory pension plans in Sweden and Japan. Previously accrued benefits to which existing plan participants are entitled and accrued benefits in these plans are generally based on age at retirement and years of service. Pension liabilities, as well as the net periodic cost, are actuarially determined using several assumptions, the most significant of which are the discount rate and the long-term rate of return on plan assets.  The recognition of actuarial gains and losses, which occur when actual experience differs from actuarial assumptions, is initially deferred to accumulated other comprehensive income (loss) in stockholders’ equity (deficit), net of taxes. If actuarial gains and losses exceed ten percent of the greater of plan assets or plan obligations, they are amortized into net income over the average future service period or life of plan participants.  The funded status of the Company’s pension plans is reflected on the consolidated balance sheets as a net pension liability, on a plan-by-plan basis, as retirement benefit obligation.

Derivative Financial Instruments — Derivative instruments are recognized as either assets or liabilities at fair value in the balance sheet with changes to fair value recorded in the statement of operations.

From time to time the Company also utilizes interest rate derivatives to help stabilize the interest expense on the outstanding debt. The Company does not use hedge accounting for these derivatives. Unrealized loss was recognized in the statement of operations of $0.3 million and an unrealized gain of $4.2 million for the three months ended March 31, 2025, and March 31, 2024, respectively. The Company had realized gains of $0.3 million and $1.5 million during the three months ended March 31, 2025, and March 31 2024, respectively.

Income Taxes —

Current Income Taxes — Current tax is the amount of tax payable or recoverable in respect of the taxable profit or loss for the period.  Taxable profit differs from accounting profit because it excludes items of income or expense recognized for accounting purposes that are either not taxable or deductible for tax purposes or are taxable or deductible in other periods.  Current tax is calculated using tax rates that have been enacted at the balance sheet date.

Uncertain Tax Positions — Uncertain tax positions are recognized in the consolidated financial statements for positions which are considered more likely than not of being sustained based on the technical merits of the position on audit by the tax authorities.  The measurement of the tax benefit recognized in the consolidated financial statements is based upon the largest amount of tax benefit that, in management’s judgment, is greater than 50% likely of being realized based on a cumulative probability assessment of the possible outcomes.  The Company reflects interest on unrecognized tax benefits and penalties as a component of income tax expenses, while interest and penalties that are accrued are included in the corresponding tax liability in the consolidated balance sheets.

Deferred Income Taxes — Deferred tax assets and liabilities are recognized for differences between the carrying amounts of assets and liabilities in the consolidated financial statements and the tax bases of assets and liabilities that will result in future taxable or deductible amounts.  The deferred tax assets and liabilities are measured using the enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  In making such determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations.  In the event the Company was to determine that it would be able to realize its deferred income tax assets in the future in excess of their net recorded amount, the Company would make an adjustment to the valuation allowance which would reduce income tax expense.

Fair Value Measurements — While the Company may occasionally measure certain assets and liabilities at fair value (such as in the case of measuring asset impairment), the only assets and liabilities of the Company required to be stated on its consolidated balance sheets at fair value and, therefore, remeasured on a recurring basis, are derivative assets and liabilities

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  In determining fair value, the Company may use a variety of valuation techniques and valuation inputs.

We recognize and measure the assets acquired and liabilities assumed in a business combination based on their estimated fair values at the acquisition date. Any excess or surplus of the purchase consideration when compared to the fair value of the net tangible assets acquired, if any, is recorded as goodwill or gain from a bargain purchase. The fair value of assets and liabilities as of the acquisition date are often estimated using a combination of approaches, including the income approach, which requires us to project future cash flows and apply an appropriate discount rate; the cost approach, which requires estimates of replacement costs and depreciation and obsolescence estimates; and the market approach which uses market data and adjusts for entity-specific differences. We use all available information to make these fair value determinations and engage third-party consultants for valuation assistance. The estimates used in determining fair values are based on assumptions believed to be reasonable but which are inherently uncertain. Accordingly, actual results may differ materially from the projected results used to determine fair value.

A hierarchy for valuation inputs established by the Company maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available.  Observable inputs are inputs that market participants would use in pricing the asset or liability based on market rates obtained from sources independent of the Company.  Unobservable inputs are inputs that reflect the Company’s estimates about the assumptions market participants would use in the pricing of the asset or liability based on the best information available.  The hierarchy is represented by three levels of valuation inputs, based on their relative reliability:

Level 1 — Valuations based on quoted prices in active markets for identical assets or liabilities to those being measured.

Level 2 — Valuations based on one or more quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Level 3 — Valuations that use significant unobservable inputs, in which there is little or no market data available, thus necessitating development of its own assumptions by the Company.

The Company’s financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, debt and derivative financial instruments.  The fair value of cash and cash equivalents, accounts receivable and accounts payable approximated their carrying amounts as of March 31, 2025 and December 31, 2024.

As of March 31, 2025, the Company’s term-loan borrowings had a carrying amount of $987.4 million, which approximates its fair value based upon estimates of value for which the debt could be purchased.  As of December 31, 2024, the Company’s term-loan borrowings had a carrying amount of $990.0 million and a fair value of $999.9 million estimate of value for which the debt could be purchased.

Stock-Based Compensation — The company recognizes stock-based compensation expense based on the estimated fair value of stock options on the grant date. Forfeitures are recorded as they occur. Vesting of the stock options is contingent upon certain performance, market, and service conditions over a five-year period. For stock options with performance conditions, the company records compensation expenses when it is deemed probable that the performance condition will be met. The Black Scholes model is used to determine the fair value of stock option awards.

As the vesting of the shares is dependent on an additional condition, which is currently not considered probable of being achieved, no stock-based compensation has been recognized in the three months ended March 31, 2025 or March 31, 2024.

New Accounting Standards:

New Accounting Standards Issued and Adopted

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures,” which requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as information on income taxes paid. The standard is intended to benefit investors by providing more detailed income tax disclosures that would be useful in making capital allocation decisions. The ASU is effective for annual periods beginning after December 15, 2024, for public companies with early adoption permitted, including interim periods within those fiscal years. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements as of the adoption date, January 1, 2025. As the update only impacts annual income tax disclosures, no related adjustment was recorded at the adoption date.

In March 2024, the FASB issued ASU No. 2024-01, “Scope Application of Profits Interest and Similar Awards” (“ASU 2024-01”). ASU 2024-01 clarifies appropriate accounting for awards issued with the intent to align compensation with operating performance by providing specific examples for issuers to follow. Beyond these clarifying examples, no changes to the codification were made. The ASU is effective for annual periods beginning after December 15, 2024, for public companies with early adoption permitted, including interim periods within those fiscal years. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements as of the adoption date, January 1, 2025, and therefore no related adjustment was recorded at the adoption date.

New Accounting Pronouncements Not Yet Adopted

In November 2024, the FASB issued ASU 2024-03, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses (“ASU 2024-03”), and in January 2025, the FASB issued ASU 2025-01, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date (“ASU 2025-01”). ASU 2024-03 requires additional disclosure of the nature of expenses included in the income statement as well as disclosures about specific types of expenses included in the expense captions presented in the income statement. ASU 2024-03, as clarified by ASU 2025-01, is effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact of these standards will have on it financial statements.

In May 2025, the FASB issued ASU 2025-03, Business Combinations (Topic 805) and Consolidation (Topic 810)—Determining the Accounting Acquirer in the Acquisition of a Variable Interest Entity (“ASU 2025-03”), which revises current guidance for determining the accounting acquirer for a transaction effected primarily by exchanging equity interests in which the legal acquiree is a variable interest entity that meets the definition of a business. The amendments require that an entity consider the same factors that are currently required for determining which entity is the accounting acquirer in other acquisition transactions. ASU 2025-03 is effective for the Company’s annual reporting periods beginning after December 15, 2026, and interim reporting periods within those annual reporting periods, with early adoption permitted. ASU 2025-03 is required to be applied prospectively. The Company is evaluating the impact of this update on its financial statements and related disclosures.

3.	GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill

The Company’s total goodwill carrying value is approximately $148.7 million as of March 31, 2025. The table below presents the changes in the Company’s goodwill carrying values for its four reporting units as of March 31, 2025, and December 31, 2024:

In Millions	NA Lifting Hardware	NA Hoist and Crane	EMEA	APAC	Total
Net goodwill at December 31, 2024	$100.9	$13.1	$16.9	$9.5	$140.4

Additions	-	-	-	-	-
Impairments	-	-	-	-	-
Foreign currency translation	-	-	8.3	-	8.3
				-
As of March 31, 2025
Gross goodwill	$284.0	$35.3	$122.2	$10.7	$452.1
Accumulated impairment loss	(183.1)	(22.1)	(97.0)	(1.2)	(303.4)
Net goodwill at March 31, 2025	$100.9	$13.1	$25.2	$9.5	$148.7

Other Intangible Assets

Other intangible assets consist of the following:

	As of December 31,
	2024
	Gross Carrying Amount	Accumulated Amortization	Net Amount
Trademark	179.3		179.3
Customer Relationships	361.0	332.8	28.2
Patent	28.0	5.1	22.9
Total	$568.3	$337.9	$230.4

	As of March 31,
	2025			Useful Life
	Gross Carrying Amount	Accumulated Amortization	Net Amount
Trademark	180.3		180.3	Indefinite
Customer Relationships	363.0	337.0	26.0	12 Years
Patent	28.2	5.6	22.6	7 Years
Total	$571.5	$342.6	$228.9

The Company conducts an impairment test of intangible assets when events occur or circumstances exist that would indicate our intangible assets may be impaired. The cumulative impairment losses of the trademark were $115.0 million as of March 31, 2025 and December 31, 2024.

4.	LONG-TERM DEBT

On June 27, 2019, the Company and certain of its subsidiaries entered into (i) a first lien credit agreement (the “First Lien Credit Agreement”) providing for a $475.0 million 7-year senior secured first lien term loan facility (the “First Lien TL”) and a 5-year multi-currency $70.0 million revolving credit facility (the “RCF”) and (ii) a second lien credit agreement (the “Second Lien Credit Agreement” and, collectively with the First Lien Credit Agreement, the “Credit Agreements”), providing for a $150.0 million 8-year Second Lien Term Loan facility (the “Second Lien TL”).

On October 25, 2022, the Company completed Amendment 1 to both the first and second lien credit facility for the purposes of completing the Kito acquisition (see also note 14). The first lien increased by $330.0 million, and the second lien facility increased by $50.0 million. Further, included in Amendment 1, the RCF was amended to align the maturity date with that of the first loan credit facility and expanded the line by $50.0 million for a total availability of $120.0 million. The maturity date remains the same for each facility and the interest rate was adjusted from a LIBOR base rate to SOFR. Cash received totaled $350.2 million net of discounts and financing cost for the first and second lien additional borrowings.

On November 2, 2023, the Company completed a Joinder Agreement to the first lien. This allowed for additional borrowings of $205.0 million under the facility. The proceeds were used to retire the Second Lien TL and pay related fees.  As a result of the Second Lien Term Loan, the Company recognized a loss on debt extinguishment of $5.0 million.

On February 16, 2024, the Company completed an Amendment 3 (“Replacement Term Facility”). Total borrowings under the Replacement Term Facility were $1,006.7 million.  Proceeds were used to retire the previous amounts outstanding under the Credit Agreement.  The refinancing was completed with a borrowing rate of SOFR plus an applicable margin of 4.0% with a maturity date of August 16, 2029.  The maturity of the RCF was also amended to match the maturity of the Replacement Term Facility.

On September 25, 2024, the Company completed Amendment 4 to the credit facility. This amendment adjusted the applicable margin rate on the borrowing to 3.5%. No other provisions were changed as a result of the amendment.

The RCF was not drawn as of March 31, 2025 and December 31, 2024. Available borrowing capacity under the RCF of $117.6 million as of March 31, 2025, takes into account $2.4 million of capacity utilized to secure letters of credit.

Long-term debt at March 31, 2025 consisted of the following:

In millions	Balance	Maturity	Interest Rate
First Lien TL(a)	$987.4	August 16, 2029	7.8%
Other Debt	-	Various
Total principal amount of debt	987.4
Unamortized discount	(4.0)
Unamortized debt issuance costs	(10.0)
Total debt, net	$973.4
Current portion of long-term debt	$10.0
Long-term debt	$963.4

(a)	The First Lien TL bears a rate of interest equal to SOFR Rate, subject to a SOFR floor of 0.0%, plus applicable margin, up to 3.5% depending on the Company’s Leverage Ratio.

Long-term debt at December 31, 2024 consisted of the following:

In millions	Balance	Maturity	Interest Rate
First Lien TL(b)	$990.0	August 16, 2029	9.3%
Other Debt	0.0	Various
Total principal amount of debt	990.0
Unamortized discount	(4.1)
Unamortized debt issuance costs	(10.8)
Total debt, net	$975.1
Current portion of long-term debt	$10.0
Long-term debt	$965.1

(b)	The First Lien TL bears a rate of interest equal to SOFR Rate, subject to a SOFR floor of 0.0%, plus applicable margin, up to 3.5% depending on the Company’s Leverage Ratio.

Principal Payments and Maturity — The First Lien TL amortizes in equal quarterly installments equal to 0.25% of the first lien balance, with the remaining unpaid principal balance due upon final maturity in August 2029.

Additionally, subject to certain exceptions and step-down provisions, the Company’s borrowings under the First Lien TL is subject to mandatory prepayment provisions, under which up to 50% of Excess Cash Flows, as defined in the Credit Agreements, and up to 100% of the net after-tax proceeds from dispositions of certain assets (subject to reinvestment rights) and incurrence of certain indebtedness must be used to repay the term loans.

The First Lien Credit Agreement allows the Company to make voluntary prepayments at any time, in whole or in part, with no penalty.

As market conditions warrant, we and our major equity holders, including KKR and its affiliates, may from time to time, seek to repurchase loans that we have borrowed, including the borrowings under the Senior Secured Credit Facilities, in privately negotiated or open market transactions or otherwise.

Interest Rate — Borrowings under the facilities may bear interest, at the Company’s selection, based on the SOFR Rate or ABR (Alternate Base Rate) plus an applicable margin, as defined in the First Lien Credit Agreements The Company has elected to initiate borrowings at the SOFR Rate.  The SOFR Rate applicable to the First Lien TL is subject to a minimum of 0.00% per annum.

The interest-rate margin applicable to RCF borrowings also represents the rate at which fees for letters of credit issued under the First Lien Credit Agreement accrue.  In addition, the RCF commitment fee on unused committed capacity may be in the range of 0.25% to 0.50%, based upon the Leverage Ratio.

Deferred Financing Costs — Deferred financing costs are initially capitalized (and are reported as a component of long-term debt in the accompanying consolidated balance sheets) and are being amortized to interest expense over the term of the associated credit facilities. .

5.	BALANCE SHEET DATA

Accounts Receivable — Accounts receivable recognized in current assets comprised the following as of:

In millions	March 31, 2025	December 31, 2024
Trade accounts receivable	$192.1	$185.5
Other receivables	7.0	9.5
	199.1	195.0
Less: allowance for credit losses	(2.1)	(2.1)
Total accounts receivable	$197.0	$192.9

Accounts receivable are non-interest-bearing. Credit terms offered to customers vary based upon the country of operation but are generally between 30 and 90 days.  The carrying amount of trade accounts receivable includes an allowance for estimated credit losses.

Inventories — Major categories of inventories included the following as of:

In millions	March 31, 2025	December 31, 2024
Finished goods	$225.6	$229.9
Work in process	48.1	42.7
Raw materials	56.0	50.0
Total inventories	$329.7	$322.6

Property, Plant and Equipment, Net — The following table presents the historical cost and accumulated reserve for depreciation and impairment by major class of property, plant and equipment as of:

In millions	March 31, 2025	December 31, 2024
Land	$22.4	$22.1
Buildings	128.1	132.9
Machinery and equipment	305.4	303.7
Right of use asset	26.0	33.3
Construction in progress	9.2	10.2
Total property, plant and equipment	491.1	502.2
Less: Accumulated depreciation	(214.1)	(226.2)
Property, plant and equipment, net	$277.0	$276.0

Depreciation expense totaled $12.1 million and $12.3 million for the three months ended March 31, 2025 and March 31, 2024, respectively.

Other Non-current Assets — The following table presents the composition of other non-current assets. Additional information about the Company’s environmental costs subject to reimbursement is provided in Note 6.

In Millions	March 31, 2025	December 31, 2024
Non trade receivable	$2.0	$1.3
Non- Qualified Deferred Compensation Investments	7.2	7.2
Reimbursement receivable - asbestos claims	14.9	15.0
Reimbursement receivable - environmental	0.4	0.4
Reimbursement receivable - warranty and product liability	0.3	0.3
Prepaid pension cost	4.6	4.4
Deferred tax Asset	26.8	26.8
Equity Method Investment	8.9	8.6
Total other non- current assets	$65.1	$64.0

Accrued Expenses and Other Current Liabilities — Major components of accrued expenses and other current liabilities were as follows:

In Millions	March 31, 2025	December 31, 2024
Employee- related costs	$30.2	$44.6
Accrued environmental and legal contingencies	1.1	2.7
Accrued interest	2.0	1.0
Accrued warranty and product liability	10.0	11.9
Lease liability	13.4	11.1
Deposits received and contract liabilities	8.2	9.7
Accrued construction in progress	0.7	2.3
Accrued other taxes	5.7	2.1
Accrued transaction fees	11.3	7.6
Other	19.7	14.5
Total accrued expenses and other current liabilities	$102.3	$107.5

Other Non-current Liabilities — Other non-current liabilities by category were as follows:

In Millions	March 31, 2025	December 31, 2024
Accrued environmental and legal contingencies	$20.2	$20.6
Transition taxes payable	1.2	0.6
Lease liability	16.0	19.1
Other	11.7	5.5
Total other non- current liabilities	$49.1	$45.8

6.	ENVIRONMENTAL AND LEGAL OBLIGATIONS

Certain of the Company’s subsidiaries are subject to presently known and possible future losses and obligations for environmental remediation and personal injury claims, including those as a result of alleged exposure to asbestos-containing products.

Environmental — Certain of the Company’s subsidiaries are involved in environmental remediation efforts related to formerly owned or operated properties and certain third-party owned landfill sites, as they are responsible, or alleged to be responsible, for ongoing environmental investigation and remediation of these sites. These sites are in various stages of investigation and/or remediation, and associated costs and liabilities are recognized by the Company, considering current developments, the law and existing technologies.  It can be difficult to reliably estimate the final costs of investigation and remediation due to various factors.  These factors include, but are not limited to:  an early stage of investigation for some sites, which increases uncertainty with respect to applicable regulatory requirements and duration, scope and cost of the remedial work; evolving laws and regulations affecting the scope of planned remedial effort and technologies applied; an early stage of certain legal analyses, such as the existence and financial condition of other potentially responsible parties subject to joint and several liability for remediation on certain sites; possible identification of additional volumes of contamination at known sites; and general changes in the cost of labor, materials and equipment planned to be employed in remedial work. Additionally, the Company has entered into a consent decree with a state agency concerning a formerly owned site.  The consent decree resulted in administrative fees of approximately $1.9 million paid during the three months ended March 31, 2025, with additional remediation responsibilities to be paid over the next five years in the amount of $4.2 million, which is recorded as a liability as of March 31, 2025.

Asbestos — From time to time, certain subsidiaries of the Company, along with a number of unrelated third parties, are named as defendants in personal injury claims and lawsuits based on alleged exposure to asbestos-containing materials The Company monitors claims filing and development experience and periodically updates the estimated cost of defending against and resolving these claims.  The Company estimated the asbestos liability to be $15.3 million and $15.5 million as of March 31, 2025 and December 31, 2024, respectively. This is expected to represent a reasonable estimate of the remaining remediation costs.

Certain of the Company’s subsidiaries subject to asbestos-related personal injury claims have maintained product liability insurance policies. Certain of these policies provide a source of probable recovery of a portion of losses incurred and paid, as well as a portion of estimated probable future losses accrued as of March 31, 2025.  An additional source of probable recovery of uninsured losses is an unrelated third party which manufactured component products for the Company’s subsidiaries that are alleged to give rise to asbestos-related injuries.  The Company estimated the probable number of losses to be recovered from insurance and/or unrelated third parties to be $14.9 million and $15.2 million as of March 31, 2025 and December 31, 2024, respectively.

Other Legal Obligations — The Company, through its subsidiaries, is subject to other litigation from time to time in connection with certain former and current operations and maintains a liability for estimated probable costs of legal defense associated with matters that occurred prior to the balance sheet date.  Management does not expect these pending legal matters to have a material impact on the Company’s results of operations or cash flows.

7.	RETIREMENT PLANS

The Company sponsors a variety of defined contribution and defined benefit plans as discussed below.

Defined Contribution Savings Plans — The Company sponsors a number of savings plans that provide certain eligible employees an opportunity to accumulate funds for retirement.  The Company matches the contributions of participating employees on the basis specified by each plan.

Defined Benefit Plans — The Company sponsors a number of defined benefit pension plans covering eligible current and former employees.  The Company’s funded and unfunded pension plans, all of which are closed to new entrants and in which existing participants no longer accrue benefits, except for in Sweden and Japan, include:

•	The Pension Plan of FKI Industries Inc. for United Steelworkers of America (funded)
•	Crosby Canada Salaried Pension Plan (dissolved effective December 7, 2023)
•	FKI Canada Excess Pension Plan (unfunded)
•	The Rhombus Rollen GmbH Pension Plan (unfunded)
•	Gunnebo Industrier Aktiebolag Swedish Pension Plan (unfunded)
•	Kito Japan Pension Plan (funded)

In addition to these plans, the Company’s Canadian subsidiary has a retirement benefit obligation to eligible employees for an early retirement benefit provided by the terms of a collective bargaining agreement.

Plan Assets — Plan assets are managed in the long-term interests of the plan participants and beneficiaries. The Company seeks to generate a return on invested plan assets which is based on levels of liquidity and investment risk that are prudent and reasonable, given prevailing market conditions. Strategic and tactical asset allocation targets reflect the desired balance between investment return and risk, as well as the expected asset performance by major asset class over the investment horizon. Investment strategy is implemented with the assistance of independent diversified professional investment management organizations.

The following presents the components of net periodic pension cost for the Company’s retirement plans:

In millions	Three Months Ended March 31, 2025	Three Months Ended March 31, 2024
Current service cost	$0.4	$0.5
Interest cost	0.3	0.3
Expected return on plan assets	(0.3)	(0.4)
Recognized loss	-	-
Net periodic pension benefit	$0.4	$0.4

8.	STOCKHOLDERS’ EQUITY

Issuance of Common Stock -The Company was formed on October 4, 2013, for the purpose of acquiring the Crosby and ACCO businesses of Melrose.  At acquisition, the Company issued 82.6 million shares of its $0.01 par value common stock for the amount of $413.0 million. To fund the May 22, 2019, acquisition of Gunnebo, the Company issued 13.389 billion shares of its $0.01 par value common stock to KKR for the amount of $133.9 million in cash.

On October 25 and November 15, 2022, funds affiliated with KKR provided a bridge loan to the Company in the amount of $225.0 million and $50.0 million, respectively. These loans plus accrued interest of $1.0 million were converted into 41.5 million shares on December 7, 2022. In conjunction with this share issuance, the Company designated a new class of stock, Deferred Shares, which have no voting interest in the Company and converted 13.4 billion shares of common stock to Deferred Shares with a $0.01 par value.

On March 28, 2014, the Company’s board of directors approved a management equity program (the “2014 MEP”) pursuant to which certain employees, directors, and consultants of the Company (the “Participants”) purchased the Company’s shares of common stock at its current fair value and were issued options to purchase additional shares of common stock.

On March 15, 2024, the Company held its 2024 Annual Stockholder’s Meeting, where the stockholders approved the renewal of the expired plans under the 2014 MEP, resulting in the establishment of the “2024 MEP”. Consequently, no additional shares of common stock were added to the 2014 Plan.

The following table summarizes award activity for the three months ended March 31, 2025:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)
Balances as of December 31, 2024	10,714	$6.16	6.48

As of December 31, 2024
Options vested and exercisable	-	$-
Options vested and expected to vest	-	$-

Balances as of January 1, 2025	10,714	$6.16	6.48
Options granted	194	$9.42
Options exercised	-	$-
Options forfeited	-	$-
Balances as of March 31, 2025	10,908	$6.22	6.30

As of March 31, 2025
Options vested and exercisable	-	$-
Options vested and expected to vest	-	$-

The requisite service period or vesting period for stock options is generally five years. Stock option grants generally expire ten years from the grant date.

The vesting of shares is dependent on an additional condition, which is currently not considered probable of being achieved. As a result, no stock-based compensation expense has been recognized for the three months ended March 31, 2025 and March 31, 2024, despite the existence of active awards during these periods.

9.	INCOME TAX

The tax expense and effective tax rate for the Company is $6.6 million and 33.2% for the three months ended March 31, 2025. The tax benefit and effective tax rate for the Company is $1.8 million and 61.4% for the three months ended  March 31, 2024. As of March 31, 2025 and March 31, 2024, the income tax rate varied from the United States statutory income tax rate primarily due to the valuation allowance against Section 163(j) interest expense limitation and state income tax rate differentials.

Provision for Uncertain Tax Positions – The total amount of unrecognized tax benefit as of March 31, 2025, and December 31, 2024 if recognized, would affect the effective tax rate is $2.1 million.

The Company files income tax returns in various jurisdictions worldwide. The tax years open for examination for U.S. Federal income tax purposes are the tax years ended December 31, 2021 through 2024. Non–U.S. federal jurisdictions’ statutes of limitations generally expire in a four to six-year time frame.  For state tax purposes, the statute of limitations varies by jurisdiction with potential open years for the tax years ended December 31, 2018 through 2024.

While open tax years remain subject to audit, the Company considers it reasonably possible that issues may be raised by tax authorities resulting in increases to the balance of unrecognized tax benefits. However, an estimate of such an increase cannot be made at this time. Nevertheless, the Company believes it is adequately reserved for its uncertain tax positions as of March 31, 2025.

The Company asserts it is not indefinitely reinvested with respect to certain unremitted earnings. Foreign withholding taxes continue to be accrued for the repatriation of foreign earnings for which no assertion exists. As of March 31, 2025, and December 31, 2024, the deferred tax liability recorded associated with foreign withholding is $8.8 million.

The Company has not provided for deferred taxes on outside basis differences in its investments in foreign subsidiaries that are unrelated to unremitted earnings as these basis differences will be indefinitely reinvested. A determination of the unrecognized deferred taxes related to these other components of the Company’s outstanding basis differences is not practicable to calculate.

10.	RELATED PARTY TRANSACTIONS

Transactions with KKR

Monitoring Fee Agreement — The Company engaged KKR to provide management, consulting and financial services for an annual advisory fee of approximately $1.6 million (“Advisory Fee”). In the event of any future transactions (acquisition, divestiture, or a capital-raising transaction), the Company may be charged an additional customary transaction fee for structuring, financial and other advisory services provided by KKR in connection with such transaction. The Company may terminate the agreement after KKR and its affiliates no longer hold any equity interest in the Company. Should the Company terminate the agreement upon a Change of Control as defined in the agreement, it will owe KKR and affiliates the net present value of the annual Advisory Fees that would have been due for the period from such termination to December 31, 2023.  Unpaid Advisory Fees of $0.4 million as of March 31, 2025 and December 31, 2024 are included in accounts payable.

The Company has a note receivable from Ascend Investments S.a.r.l., an affiliated company of KKR in the amount of $0.9 million and $0.7 million as of March 31, 2025 and December 31, 2024, respectively.

11.	COMMITMENTS AND CONTINGENCIES

Commitments and Contingencies — In addition to the matters described above and in Note 6, from time to time, the Company is subject to disputes, administrative proceedings and other claims arising from the normal conduct of its business.  These matters generally relate to disputes arising from the use or installation of its products, product liability litigation, personal injury claims, commercial and contract disputes and employment-related matters.  On the basis of information currently available to it, management does not believe that existing proceedings and claims will have a material impact on the Company’s financial condition, results of operations or cash flows. However, litigation is unpredictable, and the Company could incur judgments or enter into settlements for current or future claims that could result in currently unanticipated adverse effects.

Guarantees — As of March 31, 2025, the Company had outstanding standby letters of credit and guarantees with various banks in the amount of $2.4 million, which reduced borrowing availability under the RCF as discussed in Note 4, providing security for the Company’s performance of various obligations.  These obligations are primarily in respect of the recoverability of insurance claims, lease obligations and supply commitments.

12.	SUBSEQUENT EVENTS

On February 10, 2025, the Company signed a definitive agreement with Columbus McKinnon Corporation to acquire Kito Crosby Ltd for an all cash transaction valued at $2.7 billion subject to customary post-closing and purchase price adjustments. The transaction is expected to close in 2025 subject to regulatory approvals and satisfactory completion of customary closing conditions.

On April 30, 2025, the Company entered into an agreement with Ascend Investments S.a.r.l for a $0.2 million intercompany note, maturing on April 30 2026, with an annual interest rate of 6.03%, to facilitate internal financial arrangements.

In preparing the accompanying financial statements and associated disclosures, management evaluated subsequent events through June 13, 2025, the date the consolidated financial statements were available to be issued. There were no such events to disclose or record, except as stated in the paragraphs immediately above.

* * * * * *